Exhibit 10.1

SECURED PROMISSORY NOTE

$280,000.00	May 9, 2018

San Dimas, California

FOR VALUE RECEIVED, the undersigned Four Boys Industries, Inc., a California corporation with its principal headquarters located at 210 W. Arrow Highway Suite C, San Dimas, CA 91773, county of Los Angeles, State of California (“Maker”), hereby promises to pay to Pro-Dex, Inc., a Colorado corporation with its principal headquarters located at 2361 McGaw Avenue, Irvine, CA 92614 (together with its successor or assigns, “Holder”), the principal sum of Two Hundred Eighty Thousand Dollars ($280,000.00), together with simple interest on the unpaid principal balance from time to time outstanding at the rate of four percent (4.00%) per annum.

Payments of principal and interest shall be paid by Maker to Holder in monthly installments of Five Thousand One Hundred Fifty-Six and 63/100 Dollars ($5,156.63) each on the 15th day of each month commencing on February 15, 2019 and continuing monthly thereafter under until December 15, 2023 (the “Maturity Date”).  All remaining unpaid principal and all accrued and unpaid interest shall be due and payable on the Maturity Date.

Payment of principal and interest shall be made in lawful money of the United States of America.  Maker shall have the right to prepay this Note in whole or in part, without penalty, at any time and from time to time, prior to the Maturity Date.  Payments shall be applied first against accrued interest and then against outstanding principal in reverse order of installment payments.

This Note is secured by a security agreement (“Security Agreement”) of even date herewith made by Maker in favor of Holder.

Maker expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and all other notices of any kind, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker and endorsers hereof.  To the fullest extent permitted by law, the defense of the statute of limitations in any action on this Note is waived by Maker.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)

Failure to Pay. Maker shall fail to pay any installment of principal and interest when due or shall fail to pay all remaining unpaid principal and all accrued and unpaid interest on the Maturity Date;

(b)

Default Under Security Agreement. The occurrence of a default or event of default under the Security Agreement;

(c)

Voluntary Bankruptcy or Insolvency Proceedings.  Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of himself or of all or a substantial part of his property, (ii) be unable, or admit in writing his inability, to pay his debts generally as they mature, (iii) make a general assignment for the benefit of himself or any of his creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of his property by any official in an involuntary case or other proceeding commenced against him, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d)

Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of his property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

Upon the occurrence or existence of any Event of Default and at all times thereafter during the continuance of any Event of Default, the interest rate hereunder will be increased by six percent (6.0%) until such time as such Event of Default is cured or waived by Holder.  Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in the immediately preceding paragraphs (c) or (d) above) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations under this Note payable by Maker to be immediately due and payable.  Upon the occurrence or existence of any Event of Default described in the immediately preceding paragraphs (c) or (d) above, immediately and without notice, all outstanding obligations under this Note payable by Maker shall automatically become immediately due and payable.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by contract or law, either by suit in equity or by action at law, or both, including, but not limited to, rights, powers and remedies granted under the Security Agreement.

In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

All notices to be given under this Note shall be deemed served upon receipt by the addressee or, if sent by overnight courier, upon the first business day after deposit with the overnight courier, addressed to the address of Maker or Holder, as applicable, as set forth in the first paragraph of this Note and as may hereafter be changed by giving notice to the other party in accordance with the foregoing:

Neither this Note nor any of the rights, interests or obligations hereunder may be transferred or assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Holder.  Subject to the restrictions on transfer described in the immediately preceding sentence, the rights and obligations of Maker and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties hereto.

Neither this Note nor any term hereof may be waived, amended, discharged, modified, changed, or terminated orally, nor shall any waiver of any provision hereof be effective, except by an instrument in writing signed by Maker and Holder.

If one or more provisions of this Note are held to be unenforceable, such provision or provisions shall be excluded from this Note and the remainder of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.  This Note and any and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.  The sole and exclusive venue and jurisdiction for any and all actions arising out of or in connection with this Note shall be the state and federal courts located in Orange County, California.

AGREED TO AND ACCEPTED BY:

Four Boys Industries, Inc.

a California corporation

By: /s/ Mike Bynum

Name: Mike Bynum

Title: President

Pro-Dex, Inc.,

a Colorado corporation

By: /s/ Rick Van Kirk

Name: Rick Van Kirk

Title: CEO